CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268584 on Form N-2 of our report dated December 20, 2024 relating to the financial statements and financial highlights of KKR Income Opportunities Fund (the “Fund”), appearing in this Annual Report on Form N-CSR for the year ended October 31, 2024.

/s/ DELOITTE & TOUCHE LLP

December 20, 2024